Exhibit 10.1

CREATIVE REALITIES, INC.

STOCK OPTION AGREEMENT

This Stock Option Agreement (this “Agreement”) is made and entered into as of June 1, 2020, by and between Richard Mills (“Optionee”), and Creative Realities, Inc., a Minnesota corporation (the “Company”).

BACKGROUND

A.    The Company has adopted the Creative Realities, Inc. 2014 Stock Incentive Plan (the “Plan”) pursuant to which shares of Company common stock have been reserved for issuance under the Plan. Optionee is an employee of the Company and will perform substantial work on behalf of the Company. Company desires to provide Optionee an option to purchase certain shares of Company common stock upon the terms and conditions set forth herein, specifically including but not limited to the restrictive covenants contained herein.

B.    This Agreement is being issued pursuant to the terms of a letter agreement between the Company and Optionee in replacement for that Option Agreement dated May 20, 2020.

AGREEMENT

Now, Therefore, the parties hereby agree as follows:

1.         Incorporation of the Plan by Reference. The terms and conditions of the Plan, a copy of which has been earlier delivered to Optionee, are hereby incorporated into this Agreement by this reference. In particular, the provisions of Section 9.13 of the Plan, respecting any sale of the Company, govern the terms and conditions of this Agreement. In the event of any direct conflict or inconsistency between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall govern and control. By its terms, the Plan may be amended subsequent to the date of this Agreement, in which case the Plan as so amended shall continue to govern and control the terms and conditions of this Agreement in the case of any such direct conflict or inconsistency.

2.         Grant of Option; Exercise Price. Subject to the terms and conditions herein set forth, the Company hereby irrevocably grants to Optionee, from shares of common stock reserved under the Plan, the right and option (the “Option”) to purchase all or any part of an aggregate of 480,000 shares of Company common stock, $.01 par value per share (the “Shares”), at the per-Share exercise price of $2.53 (the “Exercise Price”), which price is intended to be at least 100% of the fair market value of the Company’s common stock on the grant date (i.e., the date of this Agreement).

3.         Exercisability and Vesting of Option. The Option shall be exercisable only to the extent that all of the Option, or any portion thereof, has vested. Except as provided in Section 4, the Option shall vest in the manner described below based upon achievement in any Measurement Period by the Company of the following Company revenue targets (“Revenue Targets”), and Company EBITDA targets (“EBITDA Targets,” and collectively with the Revenue Targets, the “Targets”), but only for so long as Optionee continues to serve the Company as a director, officer, employee or consultant.

Percentage of Shares subject to Vesting for each Target	Measurement Period	Targets
		Revenue Target	EBITDA Target
16.66%	Calendar Year 2020	$32 million	$2.2 million
16.66%	Calendar Year 2021	$35 million	$3.1 million
16.66%	Calendar Year 2022	$38 million	$3.5 million

The calculation of Company revenues for any Measuring Period will be conclusively determined by the Company’s independent accounting firm from time to time, as set forth in the audited financial statements of the Company for such Measuring Period (the “Audited Financial Statements”). The calculation of Company EBITDA for any Measuring Period will be conclusively determined based upon the applicable Audited Financial Statements for such period, and will be calculated in a consistent manner with historical practices of the Company.

Notwithstanding the foregoing, if a portion of the Option does not vest (the “Unvested Portion”) due to the Company’s failure to achieve any Revenue Target or EBITDA Target for any Measurement Period during the term of this Option, the Unvested Portion shall vest in a subsequent Measuring Period if in a subsequent Measuring Period during the term of this Option the Company achieves the Revenue Target or EBITDA Target for such subsequent Measuring Period, respectively. For example, if the Company fails to meet the Revenue Target for 2020, but exceeds the Revenue Target for 2021, then the Unvested Portion will vest in addition to the Shares that vest per the table above.

Notwithstanding the foregoing, if a “Sale Transaction,” as such term is defined in the Plan, occurs, then the entirety of this Option will vest immediately upon the earlier of (i) any termination of service by the Company without “cause” (as such term is defined in Section 4(d) below) or (ii) 180 days after the consummation of the Sale Transaction.

4.          Term of Option. To the extent vested, and except as otherwise provided in this Agreement, the Option shall be exercisable until May 31, 2030. Nevertheless, this Option may earlier vest or may earlier terminate as set forth in the applicable paragraphs below:

(a)         In the event of a termination of Optionee’s service to the Company or its subsidiaries (whether as a director, officer, employee or consultant, as the case may be) due to the death or disability of Optionee, then Optionee’s legal representative may thereafter exercise the Option, to the extent then vested, until the earlier of (i) 90 days after the death or disability of Optionee, as applicable, or (2) the expiration of the Option set forth in the first sentence of this Section 4. The unvested portion of the Option will terminate upon Optionee’s death or disability.

(b)         In the event of a termination of Optionee’s service to the Company or its subsidiaries (whether as a director, officer, employee or consultant, as the case may be) due to “cause” (including a voluntary departure by Optionee under circumstances constituting “cause”), then the entire Option, regardless of whether any portion thereof is then vested (including any portion of the Option that may have vested in connection with a Sale Transaction), will thereupon immediately terminate and be null and void without any further action required on the part of the Company.

(c)         In the event of a termination of Optionee’s service to the Company or its subsidiaries (whether as a director, officer, employee or consultant, as the case may be) under circumstances not involving or constituting “cause,” then the unvested portion of the Option will thereupon terminate but that portion of the Option that is vested as of the date of termination of service will continue to be exercisable until the earlier of (i) 90 days after the termination of Optionee, as applicable, or (2) expiration of the Option set forth in the first sentence of this Section 4, subject, however, to the provisions of Section 11.

(d)         For purposes of this Agreement, the following events or circumstances will constitute “cause”: (i) Optionee willfully destroys any property of the Company; (ii) Optionee commits any act of dishonesty (as determined by the Company’s Board of Directors in its reasonable discretion) with respect to the Company or its business; (iii) Optionee uses or divulges, in violation of the written policies applicable to Optionee or in violation of a written agreement to which Optionee is bound, any confidential information of the Company (including confidential information of subsidiaries); (iv) Optionee engages in any conduct that is or could be materially detrimental to the Company, its business or its reputation, including violation of written policies or refusal to abide by the repeated directives of the Company, as determined by the Company’s Board of Directors in its reasonable discretion; (v) Optionee is indicted or convicted of a serious misdemeanor or felony; or (vi) Optionee uses alcohol or drugs in a manner such that the Company, its business or it reputation, is or could be jeopardized, as determined by the Company’s Board of Directors in its reasonable discretion. In addition, if Optionee has a written employment agreement with the Company or one of its subsidiaries, and such employment agreement contains a definition of “cause” (or similar such term or concept) that is broader that the above, then such additional and broader events or circumstances defining “cause” (or similar such term or concept) are incorporated herein by this reference.

5.         Method of Exercising Option. Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised, in whole or in part, by giving written notice to the Company specifying the number of Shares to be purchased and accompanied by the full purchase price for such shares (which written notice may be in the form of Notice of Exercise attached hereto). The Exercise Price shall be payable: (a) in United States dollars upon exercise of the Option and may be paid by cash, uncertified or certified check or bank draft; (b) by delivery of shares of common stock in payment of all or any part of the option price, which shares shall be valued for this purpose at the Fair Market Value (as such term is defined in the Plan) on the date on which the Option is exercised; or (c) at Optionee’s election, by instructing the Company to withhold from the Shares issuable upon exercise of the Option shares of common stock in payment of all or any part of the exercise price (and/or any related withholding tax obligations, if permissible under applicable law), which shares shall be valued for this purpose at the Fair Market Value or in such other manner as may be authorized from time to time by the Company’s board of directors or a compensation committee thereof. Any such notice shall be deemed given when received by the Company at the address provided in Section 10 of this Agreement. All Shares that shall be purchased upon the proper exercise of the Option as provided herein shall be fully paid and non-assessable. Notwithstanding the foregoing, this Option may not be exercised in whole or in part until each of the following events has occurred: (a) after the date hereof, the Company’s shareholders have approved an amendment to the Plan to increase the number of shares of Company common stock reserved for issuance under the Plan to an amount of shares that is sufficient to cover the issuance of Shares covered by the Option, and (b) the cap on the number of options and stock appreciation rights that may be issued to a Plan participant in each fiscal year of the Company is eliminated.

6.         Rights of Option Holder. As holder of the Option, Optionee shall not have any of the rights of a shareholder with respect to the Shares covered by the Option except to the extent that one or more certificates for such Shares shall be delivered to Optionee upon the due exercise of all or any part of the Option.

7.         Transferability. The Option shall not be transferable except to the extent permitted by Section 9.3 of the Plan.

8.        Optionee Representations. Optionee hereby represents and warrants to the Company that Optionee has reviewed with his or her own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement, including the grant of this Option by the Company. Optionee is relying solely on such advisors and not on any statements or representation of the Company or any of its agents. Optionee understands that Optionee will be solely responsible for any tax liability that may result to Optionee as a result of the transactions contemplated by this Agreement, including the grant by the Company of the Option. Optionee further understands that, as to matters involving an interpretation under the Plan, the Board of Directors of the Company (or an applicable committee thereof) has sole and complete discretionary authority to definitively interpret the Plan, which interpretation shall be final, conclusive and binding upon the Optionee.

9.        Securities Law Matters. Optionee acknowledges that the Shares to be received upon any exercise of the Option may not have been registered under the Securities Act of 1933 or the applicable securities laws of any state (collectively, the “Securities Laws”). If such Shares shall have not been so registered, Optionee acknowledges and understands that the Company is under no obligation to register, under the Securities Laws, the Shares received by Optionee or to assist Optionee in complying with any exemption from such registration if Optionee should at a later date wish to dispose of the Shares. Optionee acknowledges that, if not then registered under the Securities Laws, any certificates representing the Shares shall bear a legend restricting the transferability thereof in substantially the following form:

The shares represented by this certificate have not been registered or qualified under federal or state securities laws. The shares may not be offered for sale, sold, pledged or otherwise disposed of unless so registered or qualified, unless an exemption exists or unless such disposition is not subject to the federal or state securities laws. In its discretion, the Company may require that the availability of any exemption or the inapplicability of such securities laws be established by an opinion of counsel, the form and substance of which opinion shall be reasonably satisfactory to the Company.

10.          Notices. All notices and other communications required under this Agreement will be in writing and will be deemed to have been duly given two days after mailing, via certified mail return-receipt requested, to the applicable party at the following addresses:

If to the Company:	Creative Realities, Inc. Attention: Chief Executive Officer 13100 Magisterial Drive, Suite 100 Louisville, KY 40223

If to Optionee:	Richard Mills [ ] [ ]

11.             Restrictive Covenants.

  (a)         In consideration of the grant of the Option evidenced by this Agreement, Optionee hereby agrees to be bound by the restrictive covenant set forth in this Section 11. In this regard, Optionee recognizes and acknowledges the competitive and proprietary nature of the business conducted by the Company and its subsidiaries. Accordingly, Optionee agrees that, during the Restricted Period, as defined below, Optionee shall not, without the prior written consent of the Company (which the Company may withhold or condition in its sole and absolute discretion), for himself or herself, or on behalf of any other person or entity, directly or indirectly: (i) provide any services (whether as an employee, director, manager, consultant, contractor or otherwise) or financing of any kind to Competitive Business, as defined below; (ii) solicit an employee of the Company or any of its subsidiaries to cease that employee’s relationship with the Company or subsidiary; or (iii) use or divulge, or otherwise misappropriate any trade secret of the Company or any of its subsidiaries, violate the terms of a written confidentiality or inventions-assignment agreement or covenant, or violate the terms of written confidentiality policies that were applicable to Optionee during his or her service relationship with the Company (or a subsidiary) or otherwise generally applicable to employees of the Company. Notwithstanding the foregoing, nothing contained in this Agreement shall preclude Optionee from purchasing or owning common stock or equity securities in any company engaging in the Competitive Business if such stock is publicly traded and Optionee’s holdings therein do not exceed one percent of the issued and outstanding capital stock of such company.

  (b)         For purposes of this Agreement: (a) “Restricted Period” means the period commencing on the date of this Agreement and ending on the earlier of (i) the one-year anniversary of the applicable separation of service or (ii) expiration of the Option; and (b) “Competitive Business” means any business that competes with the business of the Company (including its subsidiaries) by offering the same or substantially similar products or services to the same, or same kinds of, customers or channels as those serviced by the Company, as conducted from time to time during the Restricted Period (as determined by the Company in its reasonable discretion). If any part of this Section should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this Section is intended to and shall extend only for such period of time, in such geographic area and with respect to such activity as is determined by such court to be reasonable.

(c)         In the event of a violation of the covenants set forth in paragraph (a), the Company shall be entitled to terminate up to 20% of the vested Option then held by Optionee under this Agreement.

12.      Dispute Resolution.

(a)         The parties will endeavor to resolve any disputes relating to the Agreement through amicable negotiations. Failing an amicable settlement, any controversy, claim or dispute arising under or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach of this Agreement, will finally be settled by binding arbitration before a single arbitrator (the “Arbitration Tribunal”) jointly appointed by the parties. The Arbitration Tribunal shall self-administer the arbitration proceedings using the Commercial Rules of the American Arbitration Association (“AAA”); provided, however, the AAA shall not be involved in administration of the arbitration. The arbitrator must be a retired judge of a state or federal court of the United States or a licensed lawyer with at least 15 years of corporate or commercial law experience and have at least an AV rating by Martindale Hubbell. If the parties cannot agree on an arbitrator, either party may request a court of competent jurisdiction to appoint an arbitrator, which appointment will be final.

(b)         The arbitration will be held in Louisville, Kentucky. Each party will have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrator; provided, however, that all such discovery will be commenced and concluded within 45 days of the selection of the arbitrator. It is the intent of the parties that any arbitration will be concluded as quickly as reasonably practicable. Once commenced, the hearing on the disputed matters will be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator will use all reasonable efforts to issue the final written report containing award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Article will not be a basis for challenging the award. The Arbitration Tribunal will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal. The Arbitration Tribunal shall award attorneys’ fees and other related costs payable by the losing party to the successful party. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction.

13.      General Provisions.

(a)         The Option is granted pursuant to the Plan and is governed by the terms thereof. The Company shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement.

(b)         Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation, other than the parties hereto, any rights or benefits under or by reason of this Agreement.

(c)         Each party agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Agreement.

(d)         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

(e)         This Agreement, in its interpretation and effect, shall be governed by the laws of the Commonwealth of Kentucky applicable to contracts executed and to be performed therein, and without regard to any of such state’s conflicts-of-law provisions.

(f)         If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be unaffected thereby and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

* * * * * * *

In Witness Whereof, the undersigned have executed this Stock Option Agreement as of the date first written above.

CREATIVE REALITIES, INC.

By:      /s/ Will Logan

Name: Will Logan

Title:   Chief Financial Officer

OPTIONEE

Richard Mills

Print name

/s/ Richard Mills

Signature

Signature Page – Stock Option Agreement

NOTICE OF EXERCISE

CREATIVE REALITIES, INC.

STOCK OPTION AGREEMENT

(To be signed only upon exercise of stock option)

Pursuant to a Stock Option Agreement dated as of ____________________ (the “Option Agreement”), the undersigned is the holder of an option (the “Option”) to purchase ____________ shares of common stock, $.01 par value per share, of Creative Realities, Inc., a Minnesota corporation (the “Company”). In accordance with the terms of the Option Agreement, the undersigned hereby irrevocably elects to exercise the Option with respect to ____________ shares of common stock and to purchase such shares from the Company, and herewith makes payment of $____________ therefor:

☐         by cash, uncertified or certified check or bank draft;

☐         by delivery of shares of common stock; or

☐         by instructing the Company to withhold from the shares issuable upon exercise of the Option shares of common stock in payment of $____________ of the exercise price (and/or any related withholding tax obligations, if permissible under applicable law).

The undersigned requests that the certificate(s) for such shares be issued in the name of ______________________________, and be delivered to ______________________________, whose address is set forth below the signature of the undersigned.

Dated:

(Signature)

(Address)

(Address)

(Social Security or other Tax ID No.)